Hilton Announces Nomination of Marissa Mayer to Board of Directors, Long-Time Director Judith McHale to Retire
MCLEAN, Va., March 4 – The Board of Directors of Hilton Worldwide Holdings Inc. (NYSE: HLT) today announced that veteran business leader and technology entrepreneur Marissa Mayer has been nominated to stand for election to the board at the company’s Annual Meeting of Shareholders in May. If elected by shareholders, Mayer will succeed long-time Hilton Director Judith McHale who has shared her intention to retire from the board as of this year’s Annual Meeting.
“Hilton’s Board of Directors has long benefitted from a seasoned team with the right background and experiences to help continue driving the company forward,” said Jon Gray, Chairman of Hilton’s Board of Directors. “We look forward to welcoming Marissa Mayer given her extensive consumer and technology expertise in a time when new technologies are presenting a wide array of opportunities for companies to grow. Marissa’s track record as a technology innovator, entrepreneur and Fortune 500 CEO makes her well-suited to support Hilton in its next chapter of growth.
“Judith McHale has been an exemplary board member during her nearly 12 years of service to Hilton. She has been a steady voice and strong leader on both the Audit and Compensation committees, as well as a good person, and we are grateful for her many contributions,” Gray continued.
Mayer brings deep technology expertise to the Hilton board having served as Chief Executive Officer of Sunshine Products since 2018 and previously as Chief Executive Officer, President and a member of the Board of Directors of Yahoo!, Inc. from 2012-2017. She co-founded Sunshine Products in 2018 as a technology startup that uses artificial intelligence to develop consumer-facing applications for automating everyday tasks. Before leading Yahoo!, she spent 13 years at Google, Inc. as an early employee and the first woman software engineer. Holding roles of increasing responsibility including Vice President, Search Products and User Experience and Vice President, Local, Maps and Locations Services, she led Google Search, Google Maps, Google News, and other consumer products for more than a decade.
Mayer also serves on the boards of AT&T, Walmart Inc. and Nextdoor Holdings, Inc. In addition, she serves on the board of the San Francisco Ballet and previously served on the foundation board for the Forum of Young Global Leaders at the World Economic Forum. Mayer holds a bachelor’s degree in symbolic systems and a master’s degree in computer science with a specialization in artificial intelligence from Stanford University.
McHale joined the board in 2013 and has served as a member of the Audit Committee and Compensation Committee, including as Chair of the Compensation Committee since 2018. McHale has served as President and Chief Executive Officer of Cane Investments, LLC since August 2011 and, from May 2009 to July 2011, served as Under Secretary of State for Public Diplomacy and Public Affairs for the U.S. Department of State. McHale also has served as President and Chief Executive Officer of Discovery Communications and currently serves on the board of directors of Paramount and previously served on the board of directors of Ralph Lauren Corporation and Sea World Entertainment, Inc.

About Hilton
Hilton is a leading global hospitality company with a portfolio of 24 world-class brands comprising more than 8,400 properties and over 1.25 million rooms, in 140 countries and territories. Dedicated to fulfilling its founding vision to fill the earth with the light and warmth of hospitality, Hilton has welcomed over 3 billion guests in its more than 100-year history, was named the No. 1 World’s Best Workplace by Great Place to Work and Fortune and has been recognized as a global leader on the Dow Jones Sustainability Indices. Hilton has introduced industry-leading technology enhancements to improve the guest experience, including Digital Key Share, automated complimentary room upgrades and the ability to book confirmed connecting rooms. Through the award-winning guest loyalty program Hilton Honors, the more than 210 million Hilton Honors members who book directly with Hilton can earn Points for hotel stays and experiences money can't buy. With the free Hilton Honors app, guests can book their stay, select their room, check in, unlock their door with a Digital Key and check out, all from their smartphone. Visit stories.hilton.com for more information, and connect with Hilton on Facebook, X, LinkedIn, Instagram and YouTube.